EXHIBIT 99.1 News Release

Contacts:

Jerri Fuller Dickseski (Media)
jerri.dickseski@hii-co.com
757-380-2341

Dwayne Blake (Investors)
dwayne.blake@hii-co.com
757-380-2104
Huntington Ingalls Industries Announces Closure of the Gulfport Composite Center of Excellence

NEWPORT NEWS, Va. (Sept. 4, 2013) - Huntington Ingalls Industries (NYSE: HII) announced today the closure of its Gulfport Composite Center of Excellence (the “Gulfport Facility”) in Gulfport, Miss.
“This is a difficult but necessary decision,” said HII President and CEO Mike Petters. “Due to the reduction in the Zumwalt-class (DDG 1000) ship construction and the recent U.S. Navy decision to use steel products on Lyndon B. Johnson (DDG 1002), there is both limited and declining Navy use for composite products from the Gulfport Facility.”
Current work being performed at Gulfport is expected to be completed by the end of the first quarter of 2014, with closure expected by May 2014. “Ingalls Shipbuilding continues to perform well in building the composite products for the Zumwalt-class (DDG 1000) program and has demonstrated considerable learning curve improvements,” said Irwin F. Edenzon, HII corporate vice president and president of Ingalls Shipbuilding. “We are working closely with our Navy customer to efficiently complete our composite work on Michael Monsoor (DDG 1001) and the mast of Portland (LPD 27) by the end of the first quarter 2014.”
In connection with this closure, HII expects to impact 427 employees either through headcount reductions or transfers and to incur total costs of approximately $59 million. All but approximately $7 million of the total costs are non-cash, and approximately $14 million of the total costs will be recorded in the third quarter of 2013, with the remainder expected to be recognized over the following six quarters. HII estimates that these costs will reduce operating income in the third quarter of 2013 by $15 to $20 million with no material impact in subsequent periods. Additional details are contained in HII's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 4, 2013.

The Company
Huntington Ingalls Industries (HII) designs, builds and maintains nuclear and non-nuclear ships for the U.S. Navy and Coast Guard and provides after-market services for military ships around the globe. For more than a century, HII has built more ships in more ship classes than any other U.S. naval shipbuilder at its Newport News Shipbuilding and Ingalls Shipbuilding divisions. Employing about 37,000 in Virginia, Mississippi, Louisiana and California, HII also provides a wide variety of products and services to the commercial energy industry and other government

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

customers, including the Department of Energy. For more information, please visit www.huntingtoningalls.com.
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This release contains forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the amount, timing and components of the charges that HII expects to incur in connection with the closure of the Gulfport Facility and the impact on operating income, and HII's actual results could vary from these estimates. HII undertakes no obligation to update any forward-looking statements and you should not place undue reliance on any forward-looking statements that it may make.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com